Exhibit 99.2

YCBD Earnings Call Script
  1Q20

OPERATOR
Good afternoon. Welcome to the cbdMD First Quarter Fiscal 2020 Earnings Call and Update. This afternoon, the Company issued a press release that provided an overview of its first quarter results, which followed the filing of its report on Form 10-Q. Today’s conference is being recorded and will be available online at cbdmd.com in accordance with cbdMD’s retention policies. All participants on this call will be in a listen-only mode. The call will be followed by a question-and-answer session. At this time, I would now like to turn the conference over to Mark Elliott, the Company’s Chief Financial Officer. Mark, please go ahead.

MARK ELLIOTT - INTRODUCTION
Thank you _________, and thank you all for joining the cbdMD first quarter fiscal 2020 earnings conference call. On the call today we also have our Chairman and co-CEO, Marty Sumichrast.

Following the safe harbor statement, Marty will provide an overview of our business, then I’ll provide a summary of the quarterly financial results, Following that, we’ll open the call up for questions.

We’d like to remind everyone that various remarks about future expectations, plans, and prospects constitute forward-looking statements for purposes of safe harbor provisions under the Private Securities Litigation Reform Act of 1995. cbdMD cautions that these forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from those indicated, including risks described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019, as amended, as filed with the SEC and our other filings with the SEC, all of which can be reviewed on the Company’s website at www.cbdmd.com or on the SEC’s website at www.sec.gov.

Any forward-looking statements made on this conference call speak only as of today’s date, Thursday, February 13, 2020, and cbdMD does not intend to update any of these forward-looking statements to reflect events or circumstances that would occur after today’s date.

With that, I’d like to turn the call over to Chairman and co-CEO, Marty Sumichrast. Marty?

SUMICHRAST – BACKGROUND AND HIGHLIGHTS
Mark, thank you and thanks to all of those who are listening in on the call this afternoon.

I am pleased to announce that cbdMD reported another record quarter of revenue growth with over $10.14 million in quarterly net sales. In calendar 2019, our first full year of CBD sales, we generated over $33 million in total net sales, which was well ahead of our initial expectations of $20 million. Our gross profit margins remain strong at 63.5%, we are fully financed and expect to achieve monthly positive cash flow in the last quarter of calendar 2020.

We continue to drive online sales through the use of various digital marketing tactics, athlete and major league partnerships, and high traffic affiliate programs. Currently we have over 222,000 active e-commerce subscribers an increase of over 10% since last quarter. On the brick and mortar side of our business, we continue to grow the amount of retail stores who currently carry our brands. We are pleased to announce that our retail reach is now over 5,300 retail doors an increase of over 1,000 doors since last quarter and we have also increased our international presence and are now currently selling to wholesale customers in 16 international markets, up from 10 markets last quarter.

During calendar 2019, we invested heavily in brand development, acquiring brand building assets as well as our physical infrastructure, with the build-out of full scale manufacturing, distribution, logistics and warehousing facilities. We continue to invest in R&D and testing to ensure the safety and quality of our products.  Every batch of finished goods are tested with a full panel by an ISO certified testing laboratory to ensure the quality and purity, as well as to ensure we meet our label claims for potency.

In addition to growing our revenues and infrastructure, we also set out to create a leading brand, something we believe is critical to the long term success of our company. We believe that we have been extremely successful in this effort…in fact we believe that we have built two of the leading CBD brands in America, cbdMD and Paw CBD. Our brands have received recognition from some of the leading market analytics firms in the CBD industry. For instance, in July 2019, the Brightfield Group, one of the leading predictive analytics and market research firms for the CBD industry, named cbdMD a Top 10 domestic brand in two booming categories, Topicals and Skincare/Beauty. In a November 2019 survey conducted by Brightfield of more than 3,500 CBD users, cbdMD ranked the highest in terms of overall consumer satisfaction as well as the highest in unaided consumer awareness of any of the top 20 CBD brands. In the animal health side of our business, Paw CBD’s product offering which consists of a comprehensive line of CBD pet products for dogs, cats and horses, was recently ranked by the Brightfield Group as one of the top five brands in the animal CBD market. Our brand building success has presented us new exciting opportunities, such as our recently announced plan to start a joint venture with holistic pet foods leader Halo, a premium, natural pet food brand with a rich 30-year operating history who has long standing distribution channels in many large big box retailers such as Pet Smart and Pet Co. Paw CBD is currently sold via independent pet store channels and online at pawcbd.com. Our goal is for Paw CBD to be in over 1,000 retail stores, grooming salons and veterinary clinics by the end of calendar 2020.

Our overall e-commerce sales for the December fiscal quarter increased to $6.8mm million or 67% of our total net sales, up from $5.1 million in our prior quarter. Conversely, our brick and mortar sales decreased to $3.3 million or 33% of our total net sales, from $4.4 million in our prior quarter.

Our sponsorship and influencer partnerships are first-in-class in the CBD industry and include such brands as The BIG3, Life Time Fitness, The World Surf League, Supercross, Nitro Circus, and Bellator (MMA). Our social media reach is also enhanced by our podcast relationships that include some of the biggest names in podcast. Our Team cbdMD athletes continue to be tremendous ambassadors for our brand. And now that we have assembled all of these assets, we are focused on activating significant campaigns in 2020 with all our partners and ambassadors while controlling our overall advertising and marketing spend.

Before I turn it over to Mark, I think it’s important to comment on the state of the overall CBD industry. In 2018, the CBD industry started its hyper growth, which was accelerated with the passage of the Farm Bill in December 2018. Scores of new CBD companies flooded the market. Most of these companies were 100% outsourced with online distribution models. Very few of these companies focused on brand creation. Despite the fact that the overall demand for CBD was increasing as the popularity in the product segment grew, by September of last year, the online traffic at the top 30 CBD sites started to decrease. This signaled a saturation point. To make matters worse, at the same time, the FDA made negative statements about CBD which caused many retailers, especially the larger retail chains, to re-think their buy orders for CBD products. At the same time, the THC cannabis companies missed forecasts and disappointed investors, which resulted in a collapse of share prices. Short sellers piled into the sector and exasperated the market reaction. CBD companies, such as ours, were thrown into the mix with cannabis companies. We saw our short interest rise from approximately 600,000 shares at the end of June 2019 to near 3 million shares by the end of December 2019. This perfect storm of events dislocated the overall CBD market, and of course had a profound negative effect on our share price. It was clear to us that the CBD market was in the middle of a massive reset and, for us, we needed to get fully financed so we could weather the storm and come out the other side with continued growth and increased market share. We went into the market in early January 2020 and completed our largest ever financing, albeit at a price that was severely discounted to our trading price. We were able to complete the financing with straight common stock and yesterday it was reported that our short interest declined by more than 70% in January. While this is little consolation to our existing investors who saw a significant price decline, I believe that we are in a stronger financial position, something that can’t be said for many of our competitors. Our focus now is on executing our business plan for 2020 and getting to profitability. History has shown, as new industries emerge and go through growing pains like we are, they finally mature. When that happens, it’s usually a handful of brands that remain and dominate the market and ultimately command higher valuation multiples. We believe cbdMD and Paw CBD will be two of those brands.

Now let me turn the call over to Mark to review our most recent financial results.

[BREAK TO MARK]

MARK ELLIOTT – FINANCIAL HIGHLIGHTS

I’m going to start with a brief summary of our GAAP-based results

On a GAAP basis, our total net sales for the first quarter of fiscal 2020 which ended December 31st were approximately $10.14 million. This was a 285% increase for the period year over year, based upon the pre-acquisition and post-acquisition net sales of the brand which we acquired in late December 2018. This is also an increase of 6% from our last quarter which ended September 30, 2019.

Gross profit as a percentage of net sales came in at 63.5% for the first quarter of fiscal 2020, compared to 64.4% for the comparative prior year period, and were an improvement from our last quarter ending September 30, 2019, which was 56.7%. During the balance of fiscal 2020 we expect to maintain our gross profit as a percentage of net sales of between 60% and 65%.

Our major operating expenses were as follows:
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Wages of approximately $3.9 million;
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Expenses of $2.4 million for direct marketing and advertising, including social media, events, tradeshows, all a key part of the strategy in fiscal 2019 in building the brand and creating visibility;
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Sponsorships of approximately $2.1 million; again this is part of the strategy in building the brand and being recognized as one of the top brands – we believe results indicate this is being accomplished. As Marty mentioned previously, with our brand foundation established in 2019 we are now transitioning from building to leveraging our marketing, advertising, sponsorships and expect to control future expense and commitments for this going forward;
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Affiliate commissions of $544,000 as we built multiple channels for reaching consumers;
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Merchant fees were $740,000 as we processed our sales transactions predominantly online;
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Professional services of approximately $513,000 as we use third party providers for specialty items including IT, IR, media, and third party certifications;
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Accounting, legal services and business insurance of approximately $488,000 – which includes legal and accounting fees relating to all of our required SEC filings and business insurance coverages to address risk exposure in the CBD industry;
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Travel accounted for about $204,000;
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Rent of approximately $350,000 for our corporate office, warehouse and laboratory facilities; and
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Non-cash stock compensation expense – related to stock and options of approximately $680,000.

Other income / expense includes a large non-cash contingent liability change, related to the December 2018 acquisition of Cure Based Development. The contingent liability is revalued at the end of each quarter and during the first quarter of fiscal 2020 that value declined by approximately $16.9 million, to approximately 33.7 million, which created other non-cash income for the change in value. The changes in the valuation of the contingent liability was primarily a result of the change in the market price of our common stock from period to period.

We had cash and cash equivalents of approximately $3.7 million and working capital of approximately $9.4 million at December 31, 2019 compared to cash on hand of $4.7 million and working capital of $12.0 million as of September 30, 2019. Our current assets as of December 31, 2019 decreased 5.5% from September 30, 2019 to $14.9 million. A primary driver of the decrease in current assets was the decrease in cash, accounts receivable, and merchant reserve, which was offset partially by an increase in our inventory. As of December 31, 2019, the Company’s total current liabilities were $5.5 million, of which approximately $3.6 million is accounts payable. The Company has $183,000 of long term debt, which is made up of a financing note on equipment for our manufacturing facility. As Marty mentioned, in January 2020, we completed a follow-on firm commitment underwritten public offering of shares of our common stock for gross proceeds of $18.4 million. The net proceeds from this offering are not reflected in our first quarter financial statements as the offering closed after the end of the quarter.

With that, I’d like to now turn the call back over to Marty.

[BREAK TO Marty]
Thanks Mark.
As you can see, we have made tremendous progress and continue to execute on our overall plan. With that, I'd like to open up the line for Q&A.

[Q&A SESSION]
OPERATOR
With no further questions in the queue, that does conclude our conference call for today. Thank you so much for your participation. Have a wonderful day, and you may now disconnect.

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